Exhibit 99.1

Press Release September 18, 2015

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2015 Earnings Guidance and Announces Third Quarter Cash Dividend

FORT WAYNE, INDIANA, September 18, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today, the company provided third quarter 2015 earnings guidance in the range of $0.20 to $0.24 per diluted share, higher than sequential second quarter 2015 earnings of $0.13 per diluted share and less than prior year third quarter earnings of $0.38 per diluted share.

Second quarter 2015 earnings included expenses associated with idling the company’s Minnesota iron operations of $0.07 per diluted share and reduced earnings related to the planned furnace maintenance outage at Iron Dynamics of $0.02 per diluted share.  Prior year third quarter earnings included acquisition costs and purchase accounting adjustments related to the Severstal Columbus acquisition of $0.09 per diluted share.

Profitability from the company’s steel operations for the third quarter 2015 is expected to be slightly improved in comparison to the sequential second quarter 2015 results, based on modest overall metal spread expansion offset by slightly lower steel shipments.  Overall average product pricing is expected to be relatively unchanged in the quarter.  The company’s steel scrap costs are expected to decline in the third quarter 2015; however, based on the company’s FIFO inventory accounting methodology, further scrap declines that have occurred in September will benefit the fourth quarter 2015 metal spread.  Regarding steel volume, flat roll steel shipments, specifically commodity-grade hot roll products, are expected to decline in the third quarter 2015, due to the continued excessive level of steel imports, combined with increasing service center inventories.  The heavy equipment, agricultural and energy markets remain challenged, while automotive remains strong and construction continues to improve.

Continued strong demand for the company’s fabricated steel joist and decking products indicates the non-residential construction market is continuing a positive trend.  Third quarter 2015 profitability from the company’s fabrication operations is expected to be at record levels, as modest spread compression from decreased average pricing is expected to be more than offset by improved shipments.

Metals recycling financial results are expected to decline meaningfully for the third quarter 2015, compared to the sequential second quarter, based on both ferrous and non-ferrous metal spread contraction.  Sequential quarterly ferrous pricing was down slightly and procurement costs rose; whereas, non-ferrous pricing in the quarter declined significantly.  Non-ferrous market indices have fallen over ten percent in the third quarter 2015 and spreads have contracted substantially.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.1375 per common share.  The dividend is payable to shareholders of record at the close of business on September 30, 2015, and is payable on or about October 9, 2015.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, approximately 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, an iron production facility, approximately 80 metals recycling locations and eight steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500